MutualFirst Announces Increased 2010 Earnings

MUNCIE, Ind.,Feb. 11, 2011 /PRNewswire/ -- MutualFirst Financial, Inc. (Nasdaq: MFSF), the holding company of MutualBank (the "Bank"), announced today that net income available to common shareholders for the year ended December 31, 2010 was $4.7 million, or $.69 for basic and diluted earnings per common share.  This compared to net income available to common shareholders for the year ended December 31, 2009 of $1.4 million, or $.20 for basic and diluted earnings per common share.  Return on assets was .45% and return on average tangible common equity was 4.96% for the year ended 2010 compared to .23% and 1.49% respectively, for the year ended 2009.

Other financial highlights for the year ended December 31, 2010 include:

  Gross loans decreased $80.8 million, or 7.5% in 2010 while available for sale investment securities increased $114.3 million.
  Net charge offs increased to $7.1 million, or .69% of average loans from $5.2 million, or .47% in 2009.  Non-accrual loans increased by $1.1 million to $30.2 million as of December 31, 2010 compared to $29.1 million as of December 31, 2009.
  Deposits increased $76.4 million, or 7.3% in 2010.  Transactional deposits increased $52.2 million, or 13.1% and certificates of deposit increased $24.2 million, or 3.7%.  Borrowings decreased $70.4 million, or 33.2%.
  Net-interest income increased $1.0 million over 2009.
  Non-interest income increased $938,000 over 2009.
  Non-interest expense decreased $3.5 million over 2009.

"We believe we had a successful 2010 by improving earnings in this volatile environment.  While we are still prudently working through credit issues, we believe 2010 was a very good year," said David W. Heeter, President and CEO.

Assets totaled $1.4 billion at December 31, 2010, an increase from December 31, 2009 of $5.5 million, or 0.4%, as cash received from loan sales and prepayments was reinvested into securities. Gross loans, excluding loans held for sale, decreased $80.8 million, or 7.5%.  Decreases in residential mortgage loans of $25.4 million, or 5.3% was primarily due to loans sold in 2010 of $82.8 million.  Decreases in consumer loans of $32.0 million, or 12.3% was primarily due to ceasing originations of certain indirect lending products in 2010.  Decreases in commercial loans of $23.4 million, or 7.0% was primarily due to allowing certain loans to prepay and working through problem loans in 2010.  The paydowns in the loan portfolio were used to increase investment securities available for sale by $114.3 million, or 87.3% which were primarily invested in agency mortgage-backed securities.

Net income available to common shareholders for the three months ended December 31, 2010 was $1.4 million, or $.20 for basic and diluted earnings per common share. This compared to a net loss for the comparable period in 2009 of $1.6 million, or $.24 for basic and diluted earnings per share. The net loss in fourth quarter 2009 was primarily due to other-than-temporary impairment on securities of $2.4 million. Annualized return on average assets was .50% and return on average tangible common equity was 5.61% for the three months ended December 31, 2010 compared to a negative 0.34% and a negative 7.06% respectively, for the same period last year.

Allowance for loan losses remained constant at $16.4 million as of December 31, 2010 when compared to December 31, 2009. Net charge offs for the quarter ended December 31, 2010 were $1.9 million, or .74% of average loans on an annualized basis compared to $1.9 million, or .69% of average loans for 2009.  Net charge offs for the year ended December 31, 2010 were $7.1 million, or .69% of average loans compared to $5.2 million, or .47% of average loans for the comparable period in 2009.  The allowance for loan losses as a percentage of non-performing loans and total loans was 42.16% and 1.64%, respectively at December 31, 2010 compared to 50.38% and 1.53%, respectively at December 31, 2009 and 52.18% and 1.62%, respectively at September 30, 2010.  The decline in allowance for loan losses as a percentage of non-performing loans was primarily due to $7.1 million of troubled debt restructurings classified as non-performing loans which were performing per their restructured agreements.  On a linked quarter basis net charge offs decreased from an annualized .78% of average loans for the quarter ended September 30, 2010 to .74% for the current quarter.  Heeter commented, "We continue to actively monitor our loan portfolio and we believe our allowance is adequate for the current level of risk in our portfolio."

Total deposits were $1.1 billion at December 31, 2010 an increase of $76.4 million, or 7.3% from December 31, 2009. This increase was due to increases in transactional deposits of $52.2 million and certificates of deposit of $24.2 million. Transactional deposits compared to total deposits increased to 40% as of December 31, 2010 compared to 38% as of December 31, 2009.  Total borrowings decreased $70.4 million to $141.7 million at December 31, 2010 from $212.1 million at December 31, 2009.  The decrease in total borrowings was a direct result of increasing retail deposits and paying down maturing borrowings in order to reduce interest costs.

Stockholders' equity was $131.1 million at December 31, 2010, an increase of $1.4 million, or 1.1% from December 31, 2009. The increase was a result of net income of $6.6 million and Employee Stock Ownership Plan (ESOP) shares earned and share based compensation of $257,000. The increase was partially offset by dividend payments of $1.6 million to common shareholders and $1.6 million to preferred shareholders.  Accumulated other comprehensive income decreased $2.1 million as unrealized gains on securities and derivatives decreased $2.3 million and unrealized gains on defined benefit plans increased $124,000.  The Bank's risk-based capital ratio increased to 13.79% as of December 31, 2010 from 12.81% as of December 31, 2009.  The Bank's capital ratios are well in excess of "well-capitalized" levels as defined by all regulatory standards.

Net interest income before the provision for loan losses decreased $59,000 from $10.3 million for the three months ended December 31, 2009 to $10.2 million for the three months ended December 31, 2010. The primary reason for the decrease was a decrease in net interest margin of 14 basis points to 3.10% in the fourth quarter 2010 compared to 3.24% for the fourth quarter 2009.   This decrease was partially offset by an increase in average earning assets of $50.0 million due to an increased investment portfolio.

Net interest income before the provision for loan losses increased $1.0 million from $41.2 million for the year ended December 31, 2009 to $42.2 million for the year ended December 31, 2010. The primary reason for the increase was an increase in average earning assets of $36.3 million due to an increased investment portfolio.  Net interest margin declined 3 basis points to 3.19% for the year ended December 31, 2010 compare to 3.22% for the year ended December 31, 2009.

The provision for loan losses for the fourth quarter of 2010 was $1.8 million, an increase of $125,000 from last year's comparable period.  The current provision continues to provide the appropriate level of allowance to meet the Bank's internal allowance calculation requirements.  Non-performing loans to total loans at December 31, 2010 were 3.90% compared to 3.03% at December 31, 2009.  This increase in the non-performing loan ratio was primarily due to $7.1 million of troubled debt restructurings classified as non-performing loans which were performing per their restructured agreements.   Non-performing assets to total assets increased to 3.20% at December 31, 2010 compared to 2.86% at December 31, 2009 due to the troubled debt restructurings.

The provision for loan losses for the year ended 2010 was $7.1 million, an increase of $550,000 from 2009.  The increase in provision was primarily due to increased net charge offs in 2010 compared to 2009.  Allowance for loan losses to loans receivable was 1.64% as of December 31, 2010 compared to 1.53% as of December 31, 2009.

Non-interest income increased $2.1 million to $3.9 million for the three months ended December 31, 2010 compared to the same period in 2009. This increase was primarily due to a decrease in other-than-temporary impairment on securities of $2.3 million.  Other increases in non-interest income included $660,000 of increased gain on sale of loans, including the reversal of $175,000 of the mortgage servicing rights valuation and $76,000 of increased commission income.  Decreases in non-interest income included decreased gain on investment sales of $328,000, decreased service fee income of $163,000 primarily due to overdraft regulations and decreased equity in limited partnerships of $469,000 primarily due to gains received in the fourth quarter of 2009 which was not duplicated in 2010.

For the year ended December 31, 2010 non-interest income increased $938,000 to $14.1 million compared to $13.2 million for 2009. Increases in non-interest income included increased commission income of $798,000, increased income on cash surrender value of life insurance of $218,000 primarily due to a death benefit and decreased other-than-temporary impairment of securities of $1.7 million.  Decreases in non-interest income included decreased gain on sale of investments of $808,000, decreased equity in limited partnerships of $618,000 primarily due to one-time gains in 2009 not duplicated in 2010 and decreased service fee income of $229,000 primarily due to overdraft regulation.

Non-interest expense decreased $1.8 million to $10.1 million for the three months ended December 31, 2010 compared to $11.9 million for the same period in 2009.  The decreases in non-interest expense for the current quarter compared to the same period in 2009 included decreases in salaries and benefits of $980,000 primarily due to staff reductions and retirements, decreases in repossessed asset expense of $351,000, decreases in occupancy and equipment of $109,000, decreases in marketing expense of $73,000, decreases in professional fees of $70,000 and decreases in other expenses of $284,000.  The decreases were partially offset by increases in deposit insurance expense of $53,000 primarily due to increased deposits and increases in software subscriptions and maintenance of $43,000.

For the year ended December 31, 2010 non-interest expense decreased $3.5 million to $41.0 million compared to $44.5 million in 2009.  The decrease in non-interest expenses was primarily due to decreases in salaries and benefits expenses of $2.0 million, decreases in deposit insurance of $432,000 primarily due to the one-time assessment in 2009, decreases in marketing expense of $306,000 and decreases in other expenses of $500,000.

Heeter concluded, "The current economic and regulatory environment has created a lot of stress on community banking.  We believe we have handled every challenge and will continue to work to increase the value of our Company to the shareholders."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	December 31,	December 31,
Balance Sheet (Unaudited):	2010	2009
	(000)	(000)
Assets
Cash and cash equivalents	$26,821	$46,341
Investment securities - AFS	245,165	130,914
Investment securities - HTM	0	8,147
Loans held for sale	10,483	2,521
Loans, gross	995,273	1,076,108
Allowance for loan loss	(16,372)	(16,414)
Net loans	978,901	1,059,694
Premise and equipment	32,966	34,556
FHLB of Indianapolis stock	16,682	18,632
Investment in limited partnerships	3,624	4,161
Cash surrender value of life insurance	45,566	44,247
Prepaid FDIC premium	4,208	5,907
Core deposit and other intangibles	4,533	5,881
Deferred income tax benefit	19,056	19,514
Other assets	16,509	18,519
Total assets	$1,404,514	$1,399,034

Liabilities and Stockholders' Equity
Deposits	$1,121,569	$1,045,196
FHLB advances	128,537	197,960
Other borrowings	13,167	14,114
Other liabilities	10,101	12,037
Stockholders' equity	131,140	129,727
Total liabilities and stockholders' equity	$1,404,514	$1,399,034

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Income Statement (Unaudited):	2010	2010	2009	2010	2009
	(000)	(000)	(000)	(000)	(000)

Total interest income	$16,025	$16,725	$17,378	$67,398	$71,852
Total interest expense	5,803	6,110	7,097	25,195	30,624

Net interest income	10,222	10,615	10,281	42,203	41,228
Provision for loan losses	1,775	2,225	1,650	7,050	6,500
Net interest income after provision
for loan losses	8,447	8,390	8,631	35,153	34,728

Non-interest income
Fees and service charges	1,773	1,829	1,936	7,229	7,458
Net gain (loss) on sale of investments	8	(282)	336	(53)	755
Other-than-temporary impairment of securities	(15)	(197)	(2,355)	(841)	(2,555)
Equity in losses of limited partnerships	(128)	(128)	341	(510)	108
Commissions	925	896	849	3,845	3,047
Net gain (loss) on loan sales	866	846	206	2,275	2,377
Net servicing fees	37	34	52	139	245
Increase in cash surrender value of life insurance	406	630	390	1,791	1,573
Other income	41	15	25	216	145
Total non-interest income	3,913	3,643	1,780	14,091	13,153

Non-interest expense
Salaries and benefits	5,096	5,315	6,076	21,078	23,047
Occupancy and equipment	1,373	1,403	1,482	5,574	5,677
Data processing fees	407	363	407	1,569	1,510
Professional fees	249	306	319	1,141	1,291
Marketing	324	296	397	1,224	1,530
Deposit insurance	467	465	414	1,831	2,263
Software subscriptions and maintenance	377	377	334	1,554	1,378
Intangible amortization	315	327	359	1,348	1,525
Repossessed assets expense	548	308	899	1,936	2,025
Other expenses	907	973	1,191	3,761	4,261
Total non-interest expense	10,063	10,133	11,878	41,016	44,507

Income before taxes	2,297	1,900	(1,467)	8,228	3,374
Income tax provision	484	279	(278)	1,676	211
Net income	1,813	1,621	(1,189)	6,552	3,163
Preferred stock dividends and amortization	451	451	451	1,803	1,803
Net income available to common shareholders	$1,362	$1,170	($1,640)	$4,749	$1,360

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		12/31/2010			12/31/2009
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$66,691	$38	0.23%	$31,203	$14	0.18%
Mortgage-backed securities:
Available-for-sale	197,273	1,433	2.91	101,110	990	3.92
Held-to-maturity	0	0	-	8,899	120	5.39
Investment securities:
Available-for-sale	24,039	159	2.65	26,190	323	4.93
Loans receivable	1,012,562	14,301	5.65	1,082,263	15,882	5.87
Stock in FHLB of Indianapolis	17,722	94	2.12	18,632	50	1.07
Total interest-earning assets (3)	1,318,287	16,025	4.86	1,268,297	17,379	5.48
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	128,080			125,854
Total assets	$1,446,367			$1,394,151

Interest-Bearing Liabilities:
Demand and NOW accounts	$188,748	264	0.56	$159,242	172	0.43
Savings deposits	89,683	34	0.15	85,759	34	0.16
Money market accounts	71,934	138	0.77	49,826	120	0.96
Certificate accounts	666,889	3,967	2.38	640,102	4,570	2.86
Total deposits	1,017,254	4,403	1.73	934,929	4,896	2.09
Borrowings	157,195	1,400	3.56	211,071	2,201	4.17
Total interest-bearing accounts	1,174,449	5,803	1.98	1,146,000	7,097	2.48
Non-interest bearing deposit accounts	114,816			100,376
Other liabilities	14,237			16,410
Total liabilities	1,303,502			1,262,786
Stockholders' equity	134,185			131,365
Total liabilities and stockholders' equity	$1,437,687			$1,394,151

Net earning assets	$143,838			$122,297

Net interest income		$10,222			$10,282

Net interest rate spread			2.89%			3.00%

Net yield on average interest-earning assets			3.10%			3.24%

Average interest-earning assets to
average interest-bearing liabilities			112.25%			110.67%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2010	2010	2009	2010	2009

Share and per share data:
Average common shares outstanding
Basic	6,885,427	6,877,481	6,853,643	6,873,508	6,840,659
Diluted	6,951,413	6,887,204	6,853,672	6,896,107	6,840,748
Per common share:
Basic earnings	$0.20	$0.17	($0.24)	$0.69	$0.20
Diluted earnings	$0.20	$0.17	($0.24)	$0.69	$0.20
Dividends	$0.06	$0.06	$0.06	$0.24	$0.42

Dividend payout ratio	30.00%	35.29%	-25.00%	34.78%	210.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.50%	0.45%	-0.34%	0.45%	0.23%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	5.61%	4.77%	-7.06%	4.96%	1.49%
Interest rate spread information:
Average during the period(1)	2.89%	3.04%	3.00%	2.97%	2.98%

Net interest margin(1)(2)	3.10%	3.23%	3.24%	3.19%	3.22%

Efficiency Ratio	71.19%	71.07%	98.48%	72.86%	81.84%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	112.25%	110.65%	110.67%	111.25%	110.22%

Allowance for loan losses:
Balance beginning of period	$16,480	$16,248	$16,620	$16,414	$15,107
Charge offs:
One- to four- family	1,125	1,109	979	2,957	1,728
Multi-family	0	15	0	247	0
Commercial real estate	568	702	169	2,306	1,291
Construction or development	0	0	0	0	0
Consumer loans	486	477	994	2,774	3,154
Commercial business loans	0	8	0	8	83
Sub-total	2,179	2,311	2,142	8,292	6,256

Recoveries:
One- to four- family	116	37	16	298	110
Multi-family	0	0	0	0	0
Commercial real estate	0	25	6	93	184
Construction or development	0	0	0	0	0
Consumer loans	180	256	264	809	767
Commercial business loans	0	0	0	0	2
Sub-total	296	318	286	1,200	1,063

Net charge offs	1,883	1,993	1,856	7,092	5,193
Additions charged to operations	1,775	2,225	1,650	7,050	6,500
Balance end of period	$16,372	$16,480	$16,414	$16,372	$16,414

Net loan charge-offs to average loans (1)	0.74%	0.78%	0.69%	0.69%	0.47%

	December 31,	September 30,	December 31,
	2010	2010	2009

Total shares outstanding	6,984,754	6,984,754	6,984,754
Tangible book value per share	$13.49	$13.80	$13.09
Tangible common equity to tangible assets	6.92%	6.91%	6.77%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$14,426	$14,308	$14,617
Commercial real estate	10,977	11,635	8,986
Consumer loans	3,713	2,932	3,610
Commercial business loans	1,067	1,317	1,873
Total non-accrual loans	30,183	30,192	29,086
Accruing loans past due 90 days or more	1,546	366	1,934
Restructured loans	7,100	1,027	1,563
Total nonperforming loans	38,829	31,585	32,583
Real estate owned	5,030	5,686	5,424
Other repossessed assets	1,097	1,142	1,927
Nonperforming securities	0	0	100
Total nonperforming assets	$44,956	$38,413	$40,034

Asset Quality Ratios:
Non-performing assets to total assets	3.20%	2.67%	2.86%
Non-performing loans to total loans	3.90%	3.11%	3.03%
Allowance for loan losses to non-performing loans	42.16%	52.18%	50.38%
Allowance for loan losses to loans receivable	1.64%	1.62%	1.53%

(1) Ratios for the three months period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc., +1-765-747-2945